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EXHIBIT 10.113




                            [CAGAN MCAFEE LETTERHEAD]



                                                    January  9,  2003

Mr. George Roberts
Chairman, CEO
P-COM, INC.
3175 S. Winchester Blvd.
Campbell, CA  95008

Re:     Addendum II to CMCP Engagement Letter dated December 10, 2001

Mr.  Roberts:

     Based on the Company's desire for additional equity investment and other ongoing activities including the financial public relations services outlined in Exhibit A, the Engagement Letter between the parties dated December 10, 2001 is hereby modified as outlined below.

     This Addendum II amends the following terms and conditions of that certain Engagement Letter dated December 10, 2001 and associated Addendum dated June 13, 2002 between Cagan McAfee Capital Partners, LLC ("CMCP") and P-COM, Inc. (the "Company") and amends any other agreements between the parties.

Section 2, Fees and Expenses, is hereby amended as follows (each section addressed either replaces the previous section in full or is a new section):

          "(d) An amount, paid in cash through our Broker/Dealer affiliate, equal to 10% of any private equity received by the Company during the Term, plus 10% warrant coverage (a warrant to exercise a number of shares equal to 10% of the number of shares purchased by the investor exercisable for a period of 5 years at the price per share paid by the investor). In addition, CMCP will receive a non-reimbursable expense allocation equal to 3% of the total amount of private equity received by the Company. This section 2(d) shall apply retroactively to any equity capital raised by the Company after December 1, 2002."

          "(i) 1.5 million shares to be issued upon signing of this agreement, with an additional 0.5 million shares issued on the first day of each month for three months thereafter, all shares to be registered immediately, for a total of 3 million shares to be issued."

          "(j) The exercise price of a warrant to purchase 500,000 shares of PCOM common stock, currently held by CMCP shall be reduced to $0.27 per share."

CMCP has the right to reinvest any or all of its fees in the Company's private equity financings.





    10600 North De Anza Blvd, Suite 250  Cupertino, CA 95014  (408) 873-0400
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Section 6, Term of Engagement, is hereby amended as follows: the Minimum Term shall hereinafter continue until December 31, 2003.

Please confirm that the foregoing is in accordance with your understanding of this Addendum by signing and returning to us a copy of this letter.


                              Very  truly  yours,

                              CAGAN  MCAFEE  CAPITAL  PARTNERS,  LLC

                              By:  /s/  LAIRD  Q.  CAGA
                              --------------------------
                              Laird  Q.  Cagan
                              Managing  Director


Accepted  and  agreed  to  as  of  the  date  set  forth  above:


P-COM,  INC.

By  /s/  GEORGE  P.  ROBERTS
    ------------------------
George  Roberts
Chairman,  CEO



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